EXHIBIT 99.1

Jill Golder Rejoins IZEA Board of Directors
Former Chief Financial Officer of Cracker Barrel brings 30+ years of Fortune 500 Experience to the Company

Orlando, Florida (February 11, 2021) – IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, announced the addition of Jill Golder to the company’s Board of Directors. Ms. Golder served as the Chief Financial Officer for Cracker Barrel Old Country Store (NYSE:CBRL) until her retirement on December 31, 2020. As Chief Financial Officer, Ms. Golder managed all areas of Corporate Finance, Accounting, Investor Relations, Internal Audit, Strategic Planning and Information Technology for the company. Ms. Golder currently serves as a Board Member for ABM Industries (NYSE: ABM), a Fortune 500 company and leading provider of facility solutions with offices throughout the United States and various international locations.

Ms. Golder has 31 years of finance, accounting and corporate governance experience and has served in numerous leadership roles at Fortune 500 companies. Prior to joining Cracker Barrel, she was Chief Financial Officer for Ruby Tuesday. She served as Chief Financial Officer for Cooper’s Hawk Winery & Restaurants prior to Ruby Tuesday. Ms. Golder spent 23 years at Darden Restaurants (NYSE: DRI), holding progressively more responsible positions in finance. During her last 10 years with Darden, Ms. Golder held the position of Senior Vice President, Finance, leading finance for brands including Olive Garden, Red Lobster and the Specialty Restaurant Group. Earlier in her career, she served in strategic planning, corporate analysis, and finance roles with Domino’s Pizza and Walt Disney World.

Ms. Golder served on IZEA’s Board of Directors from 2015 to 2019. She stepped down due to competing job priorities, at the time serving as CFO of Cracker Barrel as well as participating on several Boards.

“We are delighted to welcome Jill Golder back to the IZEA Board of Directors,” said Ted Murphy, IZEA’s Chairman and Chief Executive Officer. “Jill was with us through our formative years as a public company, originally joining IZEA prior to our up-listing to NASDAQ. She assisted our leadership team and Board in laying strong groundwork for IZEA’s foundation, which has allowed it to grow into the company it is today. Jill brings extensive experience in public finance, accounting, and governance at some of the world’s largest organizations. We look to forward to her contributions as we embark on an ambitious next phase of growth.”

The appointment of Ms. Golder to the Board of Directors is part of IZEA’s ongoing effort to enhance the company’s depth of leadership and bolster its corporate controls and governance.

“I am excited to work with IZEA’s board members and leadership team once again,” said Golder. “Over the years, I have had the opportunity to witness the tenacity, creativity, and constant innovation of this group of people. I have long believed in this team, the mission of IZEA, and the vast opportunity the influencer marketing industry presents. I look forward to contributing to the company’s commitment to growth and building value for shareholders.”

Ms. Golder earned a Bachelor of Arts degree, majoring in Economics, at Kalamazoo College and a Master of Business Administration from the University of Chicago Booth School of Business.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) operates IZEAx, the premier online marketplace that connects marketers with content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA creators include celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates, and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs, and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com